Exhibit 99.1

Moderna’s Work on a Potential Vaccine Against COVID-19

Moderna is proud to be among the many groups working to respond to this continuing global health emergency. This page summarizes key milestones in our work to advance our vaccine candidate (mRNA-1273) and responds to frequently asked questions.

Timeline of our response through March 16, 2020

•	On January 11, 2020, the Chinese authorities shared the genetic sequence of the novel coronavirus.

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On January 13, 2020, the U.S. National Institutes of Health (NIH) and Moderna’s infectious disease research team finalized the sequence for mRNA-1273, the Company’s vaccine against the novel coronavirus. At that time, the National Institute of Allergy and Infectious Diseases (NIAID), part of NIH, disclosed their intent to run a Phase 1 study using the mRNA-1273 vaccine in response to the coronavirus threat and Moderna mobilized toward clinical manufacture. Manufacture of this batch was funded by the Coalition for Epidemic Preparedness Innovations (CEPI).

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On February 7, 2020, the first clinical batch, including fill and finishing of vials, was completed, a total of 25 days from sequence selection to vaccine manufacture. The batch then proceeded to analytical testing for release.

•	On February 24, 2020, the clinical batch was shipped from Moderna to the NIH for use in their Phase 1 clinical study.

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On March 4, 2020, the U.S. Food and Drug Administration (FDA) completed its review of the Investigational New Drug (IND) application filed by the NIH for mRNA-1273 and allowed the study to proceed to begin clinical trials.

•	On March 16, 2020, the NIH announced that the first participant in its Phase 1 study for mRNA-1273 was dosed, a total of 63 days from sequence selection to first human dosing.

This Phase 1 study will provide important data on the safety and immunogenicity of mRNA-1273. Immunogenicity means the ability of the vaccine to induce an immune response in participants. The open-label trial is expected to enroll 45 healthy adult volunteers ages 18 to 55 years over approximately six weeks.

Copyright, Moderna, Inc. 2020

Frequently asked questions about our technology & platform

How well validated is your mRNA platform?

mRNA is an emerging platform. Over the past few years, we have demonstrated its potential in vaccines across more than 1,000 subjects in our clinical trials. This includes successful early-stage (Phase 1) clinical trials against five other respiratory viruses (two pandemic influenza strains, RSV, hMPV, and PIV3). Over the last four years, we have started 9 clinical trials for mRNA vaccines.

However, it is important to emphasize that we are still early in the story. Our most advanced vaccine program (CMV) is in Phase 2 clinical testing and we have no approved drugs to date.

Despite this, we are doing everything we can to help in the current emergency by working to develop a safe and effective vaccine for this novel coronavirus.

Have you ever worked on other coronaviruses?	We had previously collaborated with the NIH on a vaccine for MERS-CoV, which is a different type of coronavirus than the current pandemic. While the program was only at the research stage, it provided significant insights as we launched our efforts for mRNA-1273. Before the Phase 1 study for mRNA-1273, we had not previously tested a coronavirus vaccine in humans.

How was mRNA-1273 able to move so quickly?

mRNA is an information molecule and we design our mRNA vaccines using the sequence of the virus, not by working on the virus itself. Our mRNA platform provides significant advantages in speed and efficiency, across basic science, manufacturing, and clinical development.

Moderna currently has 9 development candidates in its prophylactic vaccines modality. To date, Moderna has demonstrated positive Phase 1 data readouts for 6 prophylactic vaccines (H10N8, H7N9, RSV, chikungunya virus, hMPV/PIV3 and CMV).

For mRNA-1273, we were able to leverage our experience in vaccines to move rapidly on design and manufacture of material for the Phase 1 clinical trial. This included our broad understanding of the safety of our platform to date across more than 1,000 subjects. We also benefited from the use of our well-established manufacturing capabilities, which produced over 100 batches of mRNA medicines for use in human clinical trials in just the last two years.

Copyright, Moderna, Inc. 2020

Frequently asked questions about the next steps for mRNA-1273

What happens after the Phase 1?

Phase 1 safety and immunogenicity data from the trial being run by the NIH is expected to guide our next steps. Given the pandemic, we have started to work in parallel to responsibly accelerate further development.

The Company is actively preparing for a potential Phase 2 study under its own Investigational New Drug (IND) filing to build on data from the ongoing Phase 1 study being conducted by the NIH. To continue to progress this potential vaccine during the ongoing global public health emergency, Moderna intends to work with the FDA and other government and non-government organizations to be ready for a Phase 2 and any subsequent trials, which are anticipated to include a larger number of subjects and which will seek to generate additional safety and immunogenicity data. Manufacture of the mRNA-1273 material for the potential Phase 2 trial, which could begin in a few months, is underway. Moderna continues to prepare for rapid acceleration of its manufacturing capabilities that could allow for the future manufacture of millions of doses should mRNA-1273 prove to be safe and effective.

Our goal is to generate data that will demonstrate the safety and effectiveness of mRNA-1273 against infection caused by SARS-CoV-2.

Are you working on further supply of the vaccine?	Moderna has already started to prepare for rapid acceleration of its manufacturing capabilities that could allow for the future manufacture of millions of doses should mRNA-1273 prove to be safe and of expected benefit. We are working around-the-clock to make sure a vaccine is available as quickly and as broadly as possible. We will continue to work together, with government, industry and other third parties to enable the best chance for success.

Copyright, Moderna, Inc. 2020

Related Resources

•	January 23: Moderna Announces Funding Award from CEPI to Accelerate Development of Messenger RNA (mRNA) Vaccine Against Novel Coronavirus

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February 10: Moderna Announces Progress in Prophylactic Vaccines Modality with CMV Vaccine Phase 2 Study Data Now Expected in Third Quarter 2020 and Expands Investment in This Core Modality with Three New Development Candidates

•	February 24: Moderna Ships mRNA Vaccine Against Novel Coronavirus (mRNA-1273) for Phase 1 Study

•	March 16: Moderna Announces First Participant Dosed in NIH-led Phase 1 Study of mRNA Vaccine (mRNA-1273) Against Novel Coronavirus

•	March 16: NIH Clinical Trial of Investigational Vaccine for COVID-19 Begins

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s development of a potential vaccine against the novel Coronavirus, the conduct and timing of the Phase I study of mRNA-1273, the planning, conduct and timing of a potential Phase 2 and any subsequent trials of mRNA-1273, and potential manufacturing capabilities. In some cases, forward-looking statements can be identified by terminology such as “will,” “may,” “should,” “expects,” “intends,” “plans,” “aims,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this summary and FAQ are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others: the fact that there has never been a commercial product utilizing mRNA technology approved for use; the fact that the rapid response technology in use by Moderna is still being developed and implemented; and those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this summary and FAQ in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Copyright, Moderna, Inc. 2020